Exhibit 6.4
ADVISORY SERVICES AGREEMENT
This Advisory Services Agreement (the “Agreement”) is made as of the 27th day of April, 2015, by and between Siskey Capital, LLC, a North Carolina limited liability agreement (“Manager”), and Level Beauty Group, Inc., a North Carolina corporation (“Managee”).
R E C I T A L S
WHEREAS, Manager has agreed to provide certain management, creative and marketing services to Managee; and
WHEREAS, the parties desire to set forth in writing the terms and conditions on which Manager shall provide such services to Managee.
A G R E E M E N T
NOW THEREFORE in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:
1. Management Services. Manager agrees to provide management, creative and marketing services to Managee for a period of two years initially (“Initial Term”), then on a year-to-year basis upon the terms and conditions of this Agreement, commencing on the date hereof. This Agreement shall be automatically renewed for successive one-year periods after the Initial Term commencing on the first day of January of each calendar year unless terminated as provided herein.
Compensation. For services rendered by Manager to Managee, Managee shall pay (the “Management Fee”) a monthly fee equal to $10,000. To the extent the Board of Directors of the Managee reasonably determines that the Managee and such Managee portfolio company does not have sufficient available cash to pay such Management Fee, the parties agree that the Management Fee shall accrue and be paid to Manager upon the earliest to occur of the following: (i) when the Board of Directors reasonably believes that the Managee or such Managee portfolio company has such cash available for payment, or (ii) upon the closing of a capital raise (after the date hereof) in excess of $5,000,000.
2. Services. Manager shall provide management, creative and marketing services reasonably requested by the Managee from time to time and agreed to by the Manager (at no additional expense to Manager).

3. Limitation of Liability. Manager shall not be liable to Managee, its members, managers, officers, employees, creditors, representatives or agents for any loss, damage, liability, cost or expense suffered by it on account of any action or omission by Manager or its agents unless arising from Manager’s bad faith or willful misconduct.
4. Termination. Following the Initial Term, this Agreement may be terminated by either party by giving thirty (30) days written notice prior to the end of the relevant calendar year, and shall terminate automatically, without further obligation of either party other than the payment of fees previously earned but unpaid, in the event that either party ceases operations.
5. No Waiver. No delay on Managee’s part in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

6. Nonexclusivity. Manager's Services hereunder are not exclusive. Manager shall at all times be free to perform the same or similar services for others, including providing services for a competitor of Managee, as well as to engage in any and all other business activities.
7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed validly given if delivered personally or sent by certified mail, postage prepaid, return receipt requested, to either party at its principal place of business, and shall be deemed to have been given as of the date so personally delivered or received.
8. Integration/Severability. This Agreement expresses the entire agreement of the parties relative to the subject matter. In the event that any provision of this Agreement should be held to be void, voidable or unenforceable, the remaining portions hereof shall remain in full force and effect and shall be enforced to the fullest extent permitted by law.
9. Assignment/Binding Agreement. This Agreement may not be assigned by either Manager or Managee without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.
10. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina (exclusive of its choice of laws rules) applicable to agreements performed entirely within such State.
[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

Level Beauty Group, Inc.

By:/s/ Kenneth Kahn
Kenneth Kahn, President

Siskey Capital, LLC

By:Martin A. Sumichrast
Martin A. Sumichrast, Manager

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